Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Summary Historical Consolidated Financial and Operating Data,” “Selected Historical Consolidated Financial and Operating Data,” and “Experts” and to the use our report dated March 30, 2011 (except for Note 12, as to which the date is August 31, 2011), in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-175188) and related Prospectus of Capella Healthcare, Inc. for the registration of $500,000,000 of its 9.25% Senior Notes due 2017.
/s/ Ernst & Young LLP
Nashville, Tennessee
September 23, 2011